FORM 8-A

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 22(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         HANGER ORTHOPEDIC GROUP, INC.
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            (Exact name of registrant as specified in its charter.)

                      Delaware                         84-0904275
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     (State of incorporation or organization)       (I.R.S. Employer
                                                   Identification No.)


               7700 Old Georgetown Road
               Bethesda, MD                              20814
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        (Address of principal executive offices)       (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                  Name of each exchange on which
      To be so Registered                  each class is to be registered
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Common stock, par value $.01                      New York Stock Exchange
              per share

Securities to be registered pursuant to Section 12(g) of the Act:

      None


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Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      The class of capital stock of Hanger Orthopedic Group, Inc., a Delaware corporation (the "Company"), to be registered by this Form 8-A Registration Statement is the Company's common stock, par value $.01 per share (the "Common Stock"), of which 25,000,000 shares are authorized. Each share of Common Stock is entitled to one vote on all matters to be voted upon by shareholders. Cumulative voting is not permitted. No preemptive rights attach to the shares. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefore. The holders of Common Stock are entitled to share pro rata in the distribution of the Company's assets available for such purpose in the event of liquidation. The Common Stock dividend and liquidation rights are subject to the prior rights of the holders of any series of the Company's Preferred Stock, par value $.01 per share, of which 10,000,000 shares are authorized.

Item 2. EXHIBITS.

      The Company has furnished copies of the following documents to the New York Stock Exchange:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

      3. The Company's definitive proxy statement, dated April 21, 1998, relating to the Annual Meeting of Shareholders held on May 19, 1998

      4. The Articles of Incorporation and By-Laws of the Company, as amended

      5.    Specimen Common Stock certificate

      6. The Company's Annual Report to Shareholders for the year ended December 31, 1997

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                                   SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 HANGER ORTHOPEDIC GROUP, INC.

November 20, 1998                                By: /s/IVAN R. SABEL
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                                                     Ivan R. Sabel
                                                     President